Exhibit 99.1

99¢ ONLY STORES® REPORTS DILUTED EPS OF $0.18 FOR Q2 FISCAL 2011 VERSUS EPS OF $0.14 FOR Q2 FISCAL 2010

•	Consolidated Diluted Earnings Per Share Increased 28% to $0.18

•	Consolidated Net Income Increased 34% to $12.9 Million

•	Management raises guidance for Income Before Taxes as a percentage of Sales to approximately 8% for fiscal 2011

CITY OF COMMERCE, California – November 3, 2010 - 99¢ Only Stores® (NYSE:NDN) (the “Company”) announces its financial results for the second quarter ended September 25, 2010.

Highlights for the second quarter of fiscal 2011 versus the second quarter of fiscal 2010:

▪	Retail sales for the Company’s consolidated operations increased by 2.7% to $323.2 million and same-store sales increased 0.6%

▪	Consolidated gross margin increased by 90 basis points to 40.8% of sales

▪	Shrinkage decreased by 100 basis points to 2.4%

▪	Product cost increased by 10 basis points to 56.7%

▪	Consolidated operating expenses decreased by 70 basis points to 32.5% of sales

▪	Retail operating costs decreased 40 basis points to 23.8%

▪	Distribution and transportation costs decreased 10 basis points to 5.0%

▪	Corporate G&A costs decreased 20 basis points to 3.3%

▪	Other operating expenses were flat at 0.4%

▪	Consolidated net income increased by $3.3 million to $12.9 million, or $0.18 per diluted share, versus $9.6 million in the prior year, or $0.14 per diluted share

Eric Schiffer, CEO of 99¢ Only Stores®, stated, “We are pleased with our earnings for the second quarter of fiscal 2011.  Our long-term operational improvement initiatives have continued to exceed our expectations, resulting in earnings per share of $0.18 for the quarter.  Continued improvement in all areas of our cost structure, led by lower shrinkage and lower retail costs, has enabled us to achieve a pre-tax profit margin of 6.2% for the quarter versus 4.6% for same quarter last year.  We are also pleased to have achieved a 28% increase in EPS for the quarter.”

CONSOLIDATED RESULTS

As previously announced, net consolidated sales for the second quarter of fiscal 2011 were $333.6 million, a 2.7% increase compared to net sales of $324.7 million for the second quarter of fiscal 2010.  Retail sales for the Company’s consolidated operations including Texas increased by 2.7% to $323.2 million and same-store sales increased 0.6%.

Consolidated gross profit for the fiscal 2011 second quarter was $136.1 million, compared to $129.6 million for the second quarter of the prior fiscal year.  The Company's consolidated gross profit margin was 40.8% for the fiscal 2011 second quarter versus 39.9% for the second quarter of the prior fiscal year.  This improvement primarily reflects a decrease of 100 basis points in shrinkage.  The reduction in shrinkage is primarily due to a decline in the rate of shrink observed during store physical inventory counts taken during the first half of fiscal 2011.

Operating expenses were $108.3 million, or 32.5% of consolidated sales, for the fiscal 2011 second quarter versus $107.7 million, or 33.2% of sales, for the second quarter of the prior fiscal year.  Corporate G&A costs decreased by $0.5 million for the quarter compared to the same quarter last year.  The Company’s improved operating expense ratio is a result of across-the-board decreases in the components of operating expense led by reductions in retail operating costs as a percentage of sales.  This is a key objective in the Company’s long-term profit improvement plan.

A primary driver of this improvement is lower payroll-related expenses as a result of improvement in labor productivity and improved cost control methods. Additionally, the Company’s distribution and transportation costs improved due to labor efficiencies, enhanced processing methods, improved trailer space utilization and automated truck routing, partially offset by increases in fuel costs.  Corporate G&A expenses were reduced due to improvements in cost controls resulting in overall lower absolute costs.

Consolidated operating income for the second quarter of fiscal 2011 was $20.7 million, compared to $15.0 million for the second quarter of fiscal 2010.  Operating income as a percentage of sales increased 160 basis points to 6.2% for the second quarter of fiscal 2011 versus 4.6% for the comparable period last year.

Net income for the second quarter of fiscal 2011 increased to $12.9 million, or $0.18 per diluted share, compared to net income of $9.6 million, or $0.14 per diluted share, for the second quarter of fiscal 2010.

MANAGEMENT ANALYSIS OF CONSOLIDATED OPERATIONS

The Company reports the results of its non-Texas operations on a consolidated basis with its Texas operations in accordance with GAAP in its Quarterly Report on Form 10-Q for the second quarter of fiscal 2011. The Company is also providing a management analysis in this release of its quarterly operating results including more detailed expense information and separate analyses for non-Texas and Texas operations.  These analyses and reconciliation to GAAP consolidated results are shown in Table 1 at the end of this release.  The Company believes it is meaningful for investors to review an analysis of its results of operations separately for non-Texas and Texas operations in addition to its consolidated results while the cost structure of its Texas operations is still materially different from the cost structure of its overall financial results.  The Company’s non-Texas operations comprise all of its operations in California, Arizona, and Nevada and generate approximately 92% of its retail sales revenue.  The analysis for Texas operations provided in Table 1 for the second quarter of both fiscal 2011 and fiscal 2010, includes only revenues and expenses incurred directly in the Texas operations, with no allocation of costs incurred in the California distribution centers or corporate offices; these unallocated, indirect costs are not material to non-Texas results but may be material to Texas results.  During fiscal 2010, Texas stores were operated under unusual conditions, with 11 stores closed during the first quarter and one store closed in the second quarter, and thus the comparison of fiscal 2011 quarterly results to fiscal 2010 quarterly results is not indicative of future comparisons for the ongoing operations of the 34 stores that currently remain open.  The non-GAAP financial measures in Table 1 should be viewed in addition to, and not as an alternative to, the Company’s consolidated financial statements prepared in accordance with GAAP.

Second Quarter Management Analysis of Non-Texas Operations

Highlights for the second quarter of fiscal 2011 versus the second quarter of fiscal 2010:

▪	Retail sales for the Company’s non-Texas retail operations, comprising 92% of consolidated retail sales, increased by 3.0% to $296.3 million and same-store sales increased 0.9%

▪	Non-Texas gross margin increased 80 basis points to 41.1% of sales

▪	Product cost increased 10 basis points to 56.6%

▪	Shrinkage decreased 80 basis points to 2.4%

▪	Non-Texas operating expenses decreased 100 basis points to 32.2% of sales

▪	Retail operating costs decreased 50 basis points

▪	Distribution and transportation costs decreased 10 basis points

▪	Corporate G&A costs decreased 30 basis points

▪	Other operating expenses decreased 10 basis points

▪	Non-Texas operating income increased to $21.3 million, or 7.0% of sales, from $14.9 million, or 5.0% of sales

For the Company’s non-Texas operations compared to consolidated results, non-Texas gross margin was 30 basis points better at 41.1% and operating expenses were 30 basis points lower at 32.2%, resulting in an operating income contribution from non-Texas operations of 7.0% versus consolidated operating income of 6.2%.

Non-Texas operating income contribution for the second quarter of fiscal 2011 was $21.3 million, an operating margin of 7.0% of sales, compared to operating income of $14.9 million and an operating margin of 5.0% of sales for non-Texas for the same quarter of fiscal 2010, an improvement of 200 basis points.

Second Quarter Management Analysis of Texas Operations

For the Company’s Texas operations, the second quarter fiscal 2011 operating loss was $0.6 million, compared to operating income of $0.1 million for the second quarter of fiscal 2010. The decrease in Texas operating results for the current quarter versus last year’s quarter was primarily due to the absence of an insurance reimbursement and a non-recurring increase in depreciation expenses further described below. Texas continues to deliver a positive cash contribution.

Texas operating results for the second quarter of fiscal 2010 included an insurance reimbursement of $0.6 million for hurricane losses incurred in prior periods.  Texas depreciation and amortization expense for the second quarter of fiscal 2011 also included a $0.4 million charge to catch up depreciation of a store that was reopened and other owned closed stores that is not indicative of future depreciation expense.  In addition, the 280 basis point decrease in shrinkage was primarily due to an unusually high level of shrinkage of 5.0% of sales for the second quarter of fiscal 2010, and shrinkage in Texas has attained a level approximately in line with overall operations going forward.

CASH AND LIQUIDITY

As of the end of the second quarter of fiscal 2011, the Company held $192.4 million in cash and short and long-term marketable securities, and had no debt.  The inventories at the end of the second quarter of fiscal 2011 were $197.0 million versus $169.5 at the end of second quarter of fiscal 2010.  The increase in the inventories was primarily due to increases in store stock levels, earlier arrival of seasonal holiday merchandise and seven more stores.

OUTLOOK

Eric Schiffer, CEO, stated, “Overall, we are excited about our opportunities to continue to improve our earnings over the next two years as we implement the second half of our long term profit improvement plan.  In addition to improving our profitability, this plan is also focused on strengthening our systems which will position 99¢ Only Stores® to accelerate its expansion rate. We are confident in the ability of our management team which has successfully implemented a range of buying and supply chain enhancements over the last two years including multiple strategic changes in our purchasing, pricing, distribution, and merchandising functions.”

“Several of our profit improvement initiatives, now and for the next two years, will have a positive strategic impact on our store operations and systems including store ordering, allocations, and category management.  While this level of change can create short term volatility in our sales, we are confident that despite the potential sales volatility, our management team can continue to deliver earnings improvements.”

“Going forward, we are targeting positive same-store sales, although with potentially more volatility from quarter to quarter due to some of our profit improvement initiatives.  Importantly, we are pleased to report we now believe we will achieve approximately 8% for Income Before Taxes as  percentage of sales for the full fiscal year 2011.  We look forward to further discussing our results on today’s earnings release conference call.”

CONFERENCE CALL DETAILS

The Company’s conference call to discuss its fiscal 2011 second quarter and the other matters described in this release is scheduled for today, Wednesday, November 3, 2010 at 1:30 p.m. Pacific Time.  You can participate in the live call by dialing (866) 900-3561 from the U.S.A. and (816) 249-4306 from international locations.  Please phone in approximately 9 minutes before the call is scheduled to begin and hold for an InterCall operator to assist you.  Please inform the operator that you are calling in for 99¢ Only Stores’ second quarter fiscal 2011 earnings release conference call, and be prepared to provide the operator with your name, company name, and position if requested.  A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, November 17, 2010, by dialing (800) 642-1687 from the United States, or (706) 645-9291 from international locations, and entering confirmation code 20701219.

A copy of this earnings release and any other financial and statistical information about the period to be presented in the conference call will be available prior to the call at the section of the Company’s website entitled “Investor Relations” at www.99only.com.

99¢ ONLY STORES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	September 25, 2010	March 27, 2010
	(Unaudited)
ASSETS
Current Assets:
Cash	$13,892	$19,877
Short-term investments	166,597	155,657
Accounts receivable, net of allowance for doubtful accounts of $554 and $501 at September 25, 2010 and March 27, 2010, respectively	2,317	2,607
Income taxes receivable	11,722	4,985
Deferred income taxes	36,419	36,419
Inventories, net	197,030	171,198
Other	5,581	4,978
Total current assets	433,558	395,721
Property and equipment, net	280,717	278,858
Long-term deferred income taxes	33,632	34,483
Long-term investments in marketable securities	11,924	14,774
Assets held for sale	7,356	7,356
Deposits and other assets	14,501	14,794
Total assets	$781,688	$745,986

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$47,873	$42,593
Payroll and payroll-related	12,073	15,097
Sales tax	5,011	5,635
Other accrued expenses	23,971	21,398
Workers’ compensation	44,888	47,023
Current portion of capital lease obligation	73	70
Total current liabilities	133,889	131,816
Deferred rent	8,836	8,844
Deferred compensation liability	4,295	4,274
Capital lease obligation, net of current portion	412	449
Other liabilities	73	181
Total liabilities	147,505	145,564

Commitments and contingencies
Shareholders’ Equity:
Preferred stock, no par value – authorized, 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, no par value – authorized, 200,000,000 shares; issued and outstanding, 69,899,313 shares at September 25, 2010 and 69,556,930 shares at March 27, 2010	250,314	246,353
Retained earnings	384,278	354,528
Other comprehensive loss	(409)	(459)
Total shareholders’ equity	634,183	600,422
Total liabilities and shareholders’ equity	$781,688	$745,986

99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	For the Second Quarter Ended		For the First Half Ended
	September 25, 2010	September 26, 2009	September 25, 2010	September 26, 2009
Net Sales:
99¢ Only Stores	$323,248	$314,821	$659,802	$636,666
Bargain Wholesale	10,311	9,866	20,232	20,131
Total sales	333,559	324,687	680,034	656,797

Cost of sales (excluding depreciation and amortization expense shown separately below)	197,488	195,094	403,701	393,625
Gross profit	136,071	129,593	276,333	263,172
Selling, general and administrative expenses:
Operating expenses	108,254	107,734	215,304	218,984
Depreciation and amortization	7,109	6,875	13,501	13,818
Total selling, general and administrative expenses	115,363	114,609	228,805	232,802
Operating income	20,708	14,984	47,528	30,370
Other (income) expense:
Interest income	(207)	(248)	(441)	(611)
Interest expense	10	39	11	175
Other-than-temporary investment impairment due to credit losses	112	275	112	843
Other	(5)	(16)	(14)	(18)
Total other (income) expense, net	(90)	50	(332)	389
Income before provision for income taxes	20,798	14,934	47,860	29,981
Provision for income taxes	7,862	5,334	18,110	10,873
Net income	$12,936	$9,600	$29,750	$19,108
Earnings per common share:
Basic	$0.19	$0.14	$0.43	$0.28
Diluted	$0.18	$0.14	$0.42	$0.28
Weighted average number of common shares outstanding:
Basic	69,882	68,686	69,768	68,596
Diluted	70,972	69,483	70,574	69,180

99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	First Half Ended
	September 25, 2010	September 26, 2009
Cash flows from operating activities:
Net income	$29,750	$19,108
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,501	13,818
Loss (gain) on disposal of fixed assets	131	(389)
Long-lived asset impairment	—	431
Investments impairment	112	842
Excess tax benefit from share-based payment arrangements	(696)	(614)
Deferred income taxes	32	914
Stock-based compensation expense	1,502	4,124
Changes in assets and liabilities associated with operating activities:
Accounts receivable	290	109
Inventories	(25,882)	(16,999)
Deposits and other assets	(182)	(1,363)
Accounts payable	5,287	4,262
Accrued expenses	407	3,431
Accrued workers’ compensation	(2,135)	(90)
Income taxes	(6,737)	(6,442)
Deferred rent	(8)	(953)
Other long-term liabilities	(108)	(401)
Net cash provided by operating activities	15,264	19,788
Cash flows from investing activities:
Purchases of property and equipment	(15,547)	(18,815)
Proceeds from sale of fixed assets	57	428
Purchases of investments	(40,222)	(13,168)
Sales of investments	32,038	14,382
Net cash used in investing activities	(23,674)	(17,173)
Cash flows from financing activities:
Repurchases of common stock related to issuance of performance stock units	(735)	(1,091)
Payments of capital lease obligation	(34)	(33)
Proceeds from exercise of stock options	2,498	2,790
Excess tax benefit from share-based payment arrangements	696	614
Net cash provided by financing activities	2,425	2,280
Net (decrease) increase in cash	(5,985)	4,895
Cash and cash equivalents - beginning of period	19,877	21,930
Cash and cash equivalents - end of period	$13,892	$26,825

99¢ ONLY STORES
Second Quarter Fiscal 2011 and 2010 Unaudited Management Analysis of Non-Texas and Texas Operations and Reconciliation to GAAP Statements
TABLE 1

Description	Non-Texas		Non-Texas		Texas		Texas		Consolidated		Consolidated
($ millions) (6)	Q2 FY2011	% Sales	Q2 FY2010	% Sales	Q2 FY2011	% Sales	Q2 FY2010	% Sales	Q2 FY2011	% Sales	Q2 FY2010	% Sales
Revenues
Retail	$296.3	97.1%	$287.8	97.1%	$26.9	95.0%	$27.0	95.5%	$323.2	96.9%	$314.8	97.0%
Bargain Wholesale	$8.9	2.9%	$8.6	2.9%	$1.4	5.0%	$1.3	4.5%	$10.3	3.1%	$9.9	3.0%
Total	$305.3	100.0%	$296.4	100.0%	$28.3	100.0%	$28.3	100.0%	$333.6	100.0%	$324.7	100.0%

Cost of Goods Sold
Purchase Cost	$172.7	56.6%	$167.5	56.5%	$16.3	57.5%	$16.2	57.2%	$189.0	56.7%	$183.7	56.6%
Shrinkage (1)	$7.2	2.4%	$9.6	3.2%	$0.6	2.2%	$1.4	5.0%	$7.9	2.4%	$11.0	3.4%
Other (4)	$(0.1)	(0.0%)	$(0.1)	(0.0%)	$0.7	2.6%	$0.5	1.8%	$0.7	0.2%	$0.4	0.1%
Total Cost of Goods Sold	$179.8	58.9%	$177.0	59.7%	$17.6	62.4%	$18.1	63.9%	$197.5	59.2%	$195.1	60.1%

Gross Margin	$125.4	41.1%	$119.4	40.3%	$10.7	37.6%	$10.2	36.1%	$136.1	40.8%	$129.6	39.9%

Selling, General and Administrative Expenses
Retail Operating (4)	$71.4	23.4%	$71.0	23.9%	$8.0	28.2%	$7.5	26.5%	$79.3	23.8%	$78.5	24.2%
Distribution and Transportation	$14.8	4.8%	$14.7	4.9%	$1.9	6.7%	$1.9	6.5%	$16.7	5.0%	$16.5	5.1%
Corporate G&A	$10.8	3.5%	$11.2	3.8%	$0.2	0.6%	$0.3	1.0%	$11.0	3.3%	$11.5	3.5%
Other (incl. Stock-comp) (2)	$1.2	0.4%	$1.4	0.5%	$0.0	0.1%	$(0.2)	(0.6%)	$1.2	0.4%	$1.3	0.4%
Operating Expenses	$98.2	32.2%	$98.3	33.2%	$10.1	35.6%	$9.5	33.4%	$108.3	32.5%	$107.7	33.2%
Depreciation & Amortization (5)	$5.9	1.9%	$6.2	2.1%	$1.2	4.1%	$0.7	2.3%	$7.1	2.1%	$6.9	2.1%
Total Operating Expenses	$104.1	34.1%	$104.5	35.3%	$11.2	39.7%	$10.1	35.7%	$115.4	34.6%	$114.6	35.3%

Operating income (loss)	$21.3	7.0%	$14.9	5.0%	$(0.6)	(2.1%)	$0.1	0.4%	$20.7	6.2%	$15.0	4.6%

Other (Income) Expense (3)									$(0.1)	(0.0%)	$0.1	0.0%

Income before provision for income taxes									$20.8	6.2%	$14.9	4.6%

Provision for Income Taxes									$7.9	2.4%	$5.3	1.6%

Net Income									$12.9	3.9%	$9.6	3.0%
EPS
Basic									$0.19		$0.14
Diluted									$0.18		$0.14
Shares Outstanding
Basic									69,882		68,686
Diluted									70,972		69,483

(1)	Shrinkage includes scrap, shrink and excess and obsolete inventory.
(2)	Other SG&A includes Stock-based compensation and SG&A for the Bargain Wholesale division for Q2 Fiscal 2011 and 2010.
(3)	Other (Income) Expense includes $0.1 million and $0.3 million investment impairment charges related to credit loss in Q2 Fiscal 2011 and 2010, respectively.
(4)	Prior year Q2 Fiscal 2010 for Texas includes insurance reimbursement of $0.6 million of which $0.2 million included in Other Cost of Goods Sold and $0.4 million included in Retail Operating Expenses.
(5)	Depreciation Expenses for Texas Q2 Fiscal 2011 includes $0.4 million of catch up depreciation.
(6)	Dollar amounts and percentages may not add up due to rounding.

*	*	*	*	*

Founded over 25 years ago, 99¢ Only Stores® operates 279 extreme value retail stores with 207 in California, 34 in Texas, 26 in Arizona and 12 in Nevada. 99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores. Over half of the Company’s sales come from food and beverages, including produce, dairy, deli and frozen foods, along with organic and gourmet foods. The Company’s New York Stock Exchange symbol is NDN.

We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, the business and growth strategies of the Company, results of the operations and related financial measures for the third quarter of fiscal 2011 and for all of fiscal 2011, new store openings, and trends affecting the financial condition or results of operations of the Company. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available at www.99only.com.  Contact Rob Kautz, EVP & CFO, 323-881-1293